Pricing Supplement No. 1673 To underlying supplement No. 1 dated October 1, 2012, prospectus dated September 28, 2012 and prospectus supplement dated September 28, 2012	Registration Statement No. 333-184193 Dated December 18, 2012; Rule 424(b)(2)
Deutsche Bank AG, London Branch
$10,000,000 Securities Linked to the Dow Jones-UBS Commodity Index Total ReturnSM due January 30, 2014
General
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The securities are designed for investors who seek a return, which may be positive, zero or negative, linked to the three-times leveraged performance of the Dow Jones-UBS Commodity Index Total ReturnSM (the “Index”), which is composed of futures contracts of 20 physical commodities and is designed to be a benchmark for commodities as an asset class. If the Index level decreases or does not increase sufficiently to offset the effect of the Adjustment Factor and the deduction of the TBill Return, you will lose some or all of your initial investment. Any payment at maturity or upon early redemption (including any coupon payment) is subject to the ability of the Issuer to pay its obligations as they become due.

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The securities will pay a Coupon monthly and on the Maturity Date in arrears on an actual/360 basis at a rate equal to the greater of (i) 1-month USD LIBOR (as defined below) less 0.16% and (ii) 0.00%.

•	Senior unsecured obligations of Deutsche Bank AG due January 30, 2014.
•	Minimum purchase of $10,000. Minimum denominations of $1,000 (the “Face Amount”) and integral multiples thereof.
•	The securities priced on December 18, 2012 (the “Trade Date”) and are expected to settle on December 21, 2012 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Index:	The Dow Jones-UBS Commodity Index Total ReturnSM (Ticker: DJUBSTR)
Coupon:
Paid on a monthly basis and on the Maturity Date in arrears based on an actual/360 day count fraction provided that the coupon will not accrue on or after an Early Redemption Payment Date. The Coupon rate for each Coupon Period will be the greater of (i) LIBOR less 0.16% and (ii) 0.00%. For the initial Coupon Period, the Coupon rate is 0.0507%.

In the case of an Early Redemption at Holder’s Option, Early Redemption at Issuer’s Option or a Mandatory Prepayment Event (each, an “Early Redemption Event”), you will receive on the applicable Early Redemption Payment Date any accrued but unpaid Coupon to (but excluding) such Early Redemption Payment Date.

Coupon Period:	From (and including) a Coupon Payment Date, or the Settlement Date in the case of the initial Coupon Period, to (but excluding) the following Coupon Payment Date.
Coupon Payment Dates:
The 30th of each month (or, in the case of February, the last Business Day of such month) beginning on January 30, 2013 and ending on the scheduled Maturity Date. If such Coupon Payment Date is not a Business Day, the Coupon will be paid on the first following day that is a Business Day, but no adjustment will be made to the Coupon Period.

Redemption Amount:	A cash payment upon early redemption or at maturity per $1,000 Face Amount of securities, determined on the relevant Final Valuation Date, equal to:
$1,000 + [$1,000 × 3 × (Index Return – TBill Return – Adjustment Factor)]

(Key Terms continued on next page)

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page PS-4 of this pricing supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplement, underlying supplement and prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security	$1,000.00	$0.00	$1,000.00
Total	$10,000,000.00	$0.00	$10,000,000.00
(1) For more detailed information about discounts and commissions, please see “Underwriting (Conflicts of Interest)” in this pricing supplement. The agents for this offering are affiliates of ours. For more information see “Underwriting (Conflicts of Interest)” in this pricing supplement.
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$10,000,000.00	$1,364.00

Deutsche Bank Securities	Deutsche Bank Trust Company Americas

December 18, 2012

(Key Terms continued from previous page)
Redemption Amount (continued):
Your investment will be exposed to any decline in the Index on a three-times leveraged basis. If the Final Level on the relevant Final Valuation Date is less than the Initial Level, you will lose 3% of the Face Amount of your securities for every 1% that the Index has declined from the Initial Level. In addition, the Adjustment Factor of 0.25% per annum will, because it is applied on a three-times leveraged basis, lower your return by approximately 0.75% for each year the securities remain outstanding and the deduction of the TBill Return will also lower your return on a three-times leveraged basis, in each case, regardless of whether the Index level increases or decreases. In no event will the Redemption Amount be less than zero.

You may lose some or all of your investment at maturity or upon early redemption. Even if the Index does not decline, you will lose some of your investment if the level of the Index does not increase sufficiently to offset the effect of the Adjustment Factor and the deduction of the TBill Return.

Index Return:	The performance of the Index from the Initial Level to the Final Level, calculated as follows:
	Final Level Initial Level	– 1
LIBOR:
The rate for deposits in U.S. dollars for the designated period, which appears as of 11:00 a.m., London time, on the day that is two London Banking Days preceding the start of the relevant Coupon Period, on Reuters Page LIBOR01, or, if such rate does not appear on Reuters Page LIBOR01, the USD LIBOR rate for such period that appears on Telerate Page “3750” or such other page as may replace Reuters Page LIBOR01 on Reuters or such other service or services as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for deposits in U.S. dollars.

The “designated period” for the determination of LIBOR for any Coupon Period is equal to one month.
A “London Banking Day” is any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.
Adjustment Factor:	The greater of (i) 0.001 and (ii) (0.0025 x (Days / 365)) where “Days” equals the number of calendar days from, and including, the Trade Date to, but excluding, the relevant Final Valuation Date.
TBill Return:
Where,

“t” is any Business Day from and including the Business Day following the Trade Date (t = 1) to but excluding the relevant Final Valuation Date.
“N” is the number of Business Days from and including the Business Day following the Trade Date (t = 1) to but excluding the relevant Final Valuation Date.
“CDays” is the number of calendar days from and including the prior Business Day to but excluding the current Business Day.

“3MR(t-1)” is, on any Business Day “t”, the 91-day weekly auction high rate for U.S. Treasury Bills, as reported on Reuters page USAUCTION10, on the most recent day prior to such Business Day on which such rate was published, expressed as a money market rate.

Payment upon Early Redemption or at Maturity:
Upon early redemption or at maturity, you will receive the Redemption Amount calculated using the Final Level, the TBill Return and the Adjustment Factor applicable on the relevant Final Valuation Date.

Early Redemption at Holder’s Option:
You will have the right on any Business Day from and after the Trade Date to but excluding January 27, 2014, provided that there has not been an Early Redemption at Issuer’s Option or Mandatory Prepayment Event (each as described below), by written notice in the form entitled “Notice of Early Redemption” (attached hereto as Annex A) to the Issuer to require the Issuer to redeem all or a portion of the securities held by you, provided that in the case of redemption of only a portion of your securities, any such redemption shall be in integral multiples of the Face Amount.

Because the securities are represented by a global security, owned by The Depository Trust Company (the “Depositary”), you must instruct the broker or other direct or indirect participant through which you hold your securities to notify the Depositary of your desire to exercise the early redemption right so that notice of redemption is promptly received by the Issuer. You should consult the broker or other direct or indirect participant through which you hold your securities in order to ascertain the cut-off time by which an instruction must be given in order for timely notice to be delivered to the Depositary, which will in turn notify the Issuer of the exercise of the Early Redemption at Holder’s Option.

(Key Terms continued from previous page)
Notice of Early Redemption at Holder’s Option:
An Early Redemption at Holder’s Option shall be effective on the date on which such notice is actually received by the Issuer if such notice is received on a Business Day at or before 10:00 a.m. New York City time, or the next Business Day if such notice is not received on a Business Day or is received after 10:00 a.m., New York City time.

Early Redemption at Issuer’s Option:	Under the following circumstances, the Issuer may, in its sole discretion, call the securities in whole, on any Business Day from and after the Trade Date to but excluding January 27, 2014:
(a) Discontinuation of Publication of the Index.

The Issuer may call the securities on any Business Day following any date on which the calculation agent has notified the Issuer that the publisher of the Index has stopped publication of the Index and that (i) having used reasonable endeavors, the calculation agent is unable to continue to determine the level of the Index, or (ii) continuing to determine the level of the Index would be unduly burdensome or would cause the calculation agent to incur a cost that it would not otherwise incur.

The Issuer will give the trustee written notice of early redemption upon a Discontinuation of Publication of the Index, which shall be effective on the date on which such notice is actually delivered to the trustee if such notice is delivered on a Business Day at or before 10:00 a.m., New York City time, or the next Business Day if such notice is not delivered on a Business Day or is delivered after 10:00 a.m., New York City time.

(b) Commodity Hedging Disruption Event.

The Issuer may call the securities upon the occurrence of a Commodity Hedging Disruption Event, as described herein under “General Terms of the Securities – Commodity Hedging Disruption Events.” The Issuer will give the trustee and the holder of the securities prompt written notice of an early redemption due to a Commodity Hedging Disruption Event.

Mandatory Prepayment Event:
Your securities will be redeemed early in whole upon the occurrence of a Mandatory Prepayment Event. A Mandatory Prepayment Event will occur if, from and after the Trade Date to and including the second Business Day immediately prior to January 27, 2014, the closing level of the Index as it appears on Bloomberg page “DJUBSTR <Index>”on any Business Day is equal to or less than 240.0141, which is equal to 85% of the Initial Level.

Initial Level†:	282.3695, the Index Closing Level on the Trade Date.
Final Level†:	The Index Closing Level on the relevant Final Valuation Date.
Index Closing Level:
On any Business Day, the Index Closing Level will be the closing level of the Index as it appears on Bloomberg page “DJUBSTR <Index>”, subject to adjustment by the calculation agent according to the terms of the securities.

Trade Date:	December 18, 2012
Settlement Date:	December 21, 2012
Final Valuation Date:	In the case of redemption on the Maturity Date, the Final Valuation Date is January 27, 2014.

In the case of redemption prior to the Maturity Date as a result of an Early Redemption at Holder’s Option, the Final Valuation Date will be the Business Day on which the Early Redemption at Holder’s Option becomes effective.

In the case of redemption prior to the Maturity Date as a result of an Early Redemption at Issuer’s Option due to a discontinuation of publication of the Index, the Final Valuation Date will be the Business Day on which the Early Redemption at Issuer’s Option due to a discontinuation of publication of the Index becomes effective.

In the case of redemption prior to the Maturity Date as a result of an Early Redemption at Issuer’s Option due to a Commodity Hedging Disruption Event, the Final Valuation Date will be the tenth Business Day following the day on which the notice of Early Redemption at Issuer’s Option due to a Commodity Hedging Disruption Event is duly given to the trustee and the holder of the securities.

In the case of a Mandatory Prepayment Event, the Final Valuation Date will be the Business Day immediately following the Business Day on which the Mandatory Prepayment Event occurred.
Early Redemption Payment Date††:	The third Business Day following the relevant Final Valuation Date
Maturity Date††:	January 30, 2014, subject to an Early Redemption Event
Business Day:
A day (other than a Saturday or Sunday) on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in New York City and London, England.

Trading Day:
A day, as determined by the calculation agent, on which the Relevant Exchanges (as defined below) for all Index Constituents (as defined below) are open for trading during their regular trading sessions, notwithstanding any such Relevant Exchange closing prior to its scheduled closing time.

Listing:	The securities will not be listed on a securities exchange.
CUSIP:	25152RAV5
ISIN:	US25152RAV50
†Subject to adjustment for non-Trading Days and certain Market Disruption Events as described below under “General Terms of the Securities – Market Disruption Events.”
†† Subject to postponement as described below under “General Terms of the Securities – Market Disruption Events.”

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

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You should read this pricing supplement together with underlying supplement No. 1 dated October 1, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these securities are a part and the prospectus dated September 28, 2012. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement No. 1 dated October 1, 2012:

http://www.sec.gov/Archives/edgar/data/1159508/000095010312005120/crt_dp33209-424b2.pdf

•	Prospectus supplement dated September 28, 2012:

http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

•	Prospectus dated September 28, 2012:

http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying prospectus supplement and prospectus, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, underlying supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

What Is the Redemption Amount on the Securities at Maturity, Assuming a Range of Performances for the Index?

The following table illustrates the hypothetical Redemption Amount at maturity per $1,000 Face Amount of securities for a hypothetical range of performances for the Index from -30% to +100%. The hypothetical Redemption Amounts set forth below assume an Initial Level of 280.00, a period of 405 calendar days, a hypothetical TBill Return of 2.50% from the Trade Date to the Final Valuation Date and an Adjustment Factor equal to the greater of (i) 0.001 and (ii) (0.0025 × (Days / 365)), and assume that no Early Redemption Event occurs. The actual Initial Level is set forth on the cover of this pricing supplement. The hypothetical Redemption Amounts set forth below are for illustrative purposes only. The actual Redemption Amount applicable to a purchaser of the securities will be determined on the relevant Final Valuation Date. The numbers appearing in the following table and examples have been rounded for ease of analysis.

For purposes of this table and the examples below, it is assumed that a Mandatory Prepayment Event does not occur. If a Mandatory Prepayment Event occurs, you will lose a significant portion, and could lose all, of your investment in the securities.

Final Level	Index Return (%)	Payment at Maturity	Return on Securities (%)
560.00	100%	$3,916.68	291.67%
532.00	90%	$3,616.68	261.67%
504.00	80%	$3,316.68	231.67%
476.00	70%	$3,016.68	201.67%
448.00	60%	$2,716.68	171.67%
420.00	50%	$2,416.68	141.67%
392.00	40%	$2,116.68	111.67%
364.00	30%	$1,816.68	81.67%
336.00	20%	$1,516.68	51.67%
308.00	10%	$1,216.68	21.67%
280.00	0%	$916.68	-8.33%
252.00	-10%	$616.68	-38.33%
238.00	-15%	$466.68	-53.33%
224.00	-20%	$316.68	-68.33%
210.00	-25%	$166.68	-83.33%
196.00	-30%	$16.68	-98.33%

A Mandatory Prepayment Event will occur if the Index closing level on any Business Day from and after the Trade Date to and including the second Business Day immediately prior to January 27, 2014 is equal to or less than 85% of the Initial Level.

Hypothetical Examples of Amounts Payable at Maturity or upon Early Redemption

The first three examples illustrate how the Redemption Amounts set forth in the table above are calculated.

Example 1: The level of the Index increases 30% from the Initial Level of 280.00 to a Final Level of 364.00. Assuming a period of 405 days from the Trade Date to the Final Valuation Date, the investor receives a Redemption Amount of $1,816.68 per $1,000 Face Amount of securities, representing a return of approximately 81.67%, calculated as follows:

$1,000 + [$1,000 × 3 × ((364.00 / 280.00 – 1) – 0.025 – (0.0025 × 405/365))] = $1,816.68

Example 2: The Initial Level and the Final Level of the Index are both 280.00 such that the Index Return is 0%. If the Final Level of the Index remains the same as the Initial Level, the investor will receive a Redemption Amount that is less than $1,000 per $1,000 Face Amount of securities due to the deduction of the Adjustment Factor and the TBill Return on a three-times leveraged basis. Assuming a period of 405 days from Trade Date to the Final Valuation Date, the investor receives a Redemption Amount of $916.68 per $1,000 Face Amount of securities, representing a return of approximately -8.33%, calculated as follows:

$1,000 + [$1,000 × 3 × ((280.00 / 280.00 – 1) – 0.025 – (0.0025 × 405/365))] = $916.68

Example 3: The level of the Index decreases 10% from the Initial Level of 280.00 to a Final Level of 252.00. If the level of the Index decreases 10% from the Initial Level, the investor will lose approximately 38.33% of its initial investment due to the three times exposure to the Index performance and the deduction of the Adjustment Factor and the TBill Return, also on a three-times leveraged basis. Assuming a period of 405 days from the Trade Date to the Final Valuation Date, the investor receives a Redemption Amount of $616.68 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + [$1,000 × 3 × ((252.00 / 280.00 – 1) – 0.025 – (0.0025 × 405/365))] = $616.68

The following two examples assume that an Early Redemption Event, other than a Mandatory Prepayment Event, occurs 15 days after the Trade Date, and assume a hypothetical TBill Return of 0.01% during such period.

Example 4: The level of the Index increases 30% from the Initial Level of 280.00 to a Final Level of 364.00. The investor will receive a payment on the Early Redemption Payment Date of $1,896.70, calculated as follows:

$1,000 + [$1,000 × 3 × ((364.00 / 280.00 – 1) – 0.0001 – 0.001] = $1,896.70

In this example, the Redemption Amount is greater than the Redemption Amount in Example 1 (where the securities are held to maturity), because the Adjustment Factor and TBill Return accrue over 15 days instead of 405 days.

Example 5: The level of the Index decreases 10% from the Initial Level of 280.00 to a Final Level of 252.00. The investor will receive a payment on the Early Redemption Payment Date of $696.70, calculated as follows:

$1,000 + [$1,000 × 3 × ((252.00 / 280.00 – 1) – 0.0001 – 0.001)] = $696.70

In this example, the Redemption Amount is greater than the Redemption Amount in Example 3 (where the securities are held to maturity), because the Adjustment Factor and TBill Return accrue over 15 days instead of 405 days.

The following example assumes that a Mandatory Prepayment Event occurs on January 8, 2013, 21 days after the Trade Date, in which case January 9, 2013 is the Final Valuation Date and January 14, 2013 is the Early Redemption Payment Date. The example assumes a hypothetical TBill Return of 0.01% from the Trade Date to the Final Valuation Date.

Example 6: As of January 9, 2013, the Index has decreased 20% from the Initial Level of 280.00 to a Final Level of 224.00. In this case, assuming the Index closing level had been above 238.00 (85.00% of the Initial Level) on all Business Days prior to January 8, 2013, a Mandatory Prepayment Event would occur on January 8, 2013, when the Index closing level fell below 238.00, making January 9, 2013 the Final Valuation Date and January 14, 2013 the Early Redemption Payment Date. Assuming a period of 22 days from the Trade Date to the Final Valuation Date and a Final Level on the Final Valuation Date of 224.00, the investor will receive a payment of only $396.70, calculated as follows:

$1,000 + [$1,000 × 3 × ((224.00 / 280.00 – 1) – 0.0001 – 0.001] = $396.70

SELECTED PURCHASE CONSIDERATIONS

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THE PAYMENT AT MATURITY OR UPON ANY EARLY REDEMPTION EVENT WILL BE REDUCED BY THE ADJUSTMENT FACTOR AND DEDUCTION OF THE TBILL RETURN — The payment at maturity or upon any Early Redemption Event will be reduced by approximately 0.75% for each year the securities remain outstanding due to the Adjustment Factor of 0.25% per annum being applied on a three-times leveraged basis. In addition, the Redemption Amount is subject to the deduction of the TBill Return on a three-times leveraged basis. Each of the Adjustment Factor and the TBill Return is applied to the value of the Index Return on the relevant Final Valuation Date, and will reduce the return on the securities regardless of whether the Index Closing Level on the relevant Final Valuation Date is greater than, equal to or less than the Initial Level. Because the securities are our senior unsecured obligations, payment of any amount at maturity, or upon any Early Redemption Event, is subject to our ability to pay our obligations as they become due.

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RETURN LINKED TO THE PERFORMANCE OF THE DOW JONES-UBS COMMODITY INDEX TOTAL RETURNSM — The return on the securities is linked to the performance of the Dow Jones–UBS Commodity Index Total ReturnSM. The Dow Jones–UBS Commodity Index Total ReturnSM is composed of futures contracts on 20 physical commodities and is designed to be a benchmark for commodities as an asset class. Because futures contracts specify a certain date for delivery of the underlying commodity, the futures contracts composing the Index will change over time, as expiring contracts are replaced by contracts with later expiration dates. Consequently, the Index reflects the return of the futures contracts included in the Index and also the positive or negative impact of “rolling” hypothetical positions in such contracts forward as they approach delivery.  Its component weightings are determined primarily based on liquidity data, or the relative amount of trading activity of a particular commodity, and dollar-adjusted production data. The component weightings are also determined by several rules designed to insure diversified commodity exposure. For more information on The Dow Jones–UBS Commodity Index Total ReturnSM, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The S&P Dow Jones Indices – The Dow Jones–UBS Commodity IndexSM” in the accompanying underlying supplement No. 1 dated October 1, 2012.

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A COMMODITY HEDGING DISRUPTION EVENT MAY RESULT IN AN EARLY REDEMPTION OF THE SECURITIES — If a Commodity Hedging Disruption Event (as defined under “General Terms of the Securities – Commodity Hedging Disruption Events”) occurs, we will have the right, but not the obligation, to call the securities. The amount due and payable per $1,000 Face Amount upon such early redemption will be (a) determined by the calculation agent and will be an amount in cash equal to the Redemption Amount, calculated on the relevant Final Valuation Date, which will be the tenth Business Day following the day on which the Issuer duly gives written notice of an early redemption due to a Commodity Hedging Disruption Event to the trustee and the holder of the securities, and (b) payable on the third Business Day following the relevant Final Valuation Date. Please see the risk factors entitled “A Commodity Hedging Disruption Event May Result in an Early Redemption of the Securities” and “Commodity Futures Contracts are Subject to Uncertain Legal and Regulatory Regimes, Which May Adversely Affect the Level of the Index and the Value of the Securities” in this pricing supplement for more information.

•	TAX CONSIDERATIONS — You should review carefully the section in this pricing supplement entitled “U.S. Federal Income Tax Consequences.”

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

RISK FACTORS

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Index or any of the components of the Index. You should consider carefully the following discussion of risks together with the risk information contained in the accompanying prospectus supplement and prospectus before you decide that an investment in the securities is suitable for you.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN AN ACCELERATED LOSS — The securities do not guarantee any return of your initial investment. The return on the securities at maturity or upon early redemption is linked to the performance of the Index and will depend on whether, and the extent to which, the Index Return is positive or negative. You will lose some, and you may lose all, of your initial investment if the Final Level is less than the Initial Level, and any loss will be accelerated because your investment is fully exposed to three times any decline in the Final Level determined on the relevant Final Valuation Date as compared to the Initial Level. Even if the Index does not decline, you will lose some of your investment if the level of the Index does not increase sufficiently to offset the effect of the Adjustment Factor and the deduction of the TBill Return.

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YOUR SECURITIES MAY BE REDEEMED PRIOR TO THE MATURITY DATE — We may redeem your securities before the Maturity Date in certain circumstances, including if the publisher of the Index has stopped publication of the Index or if a Commodity Hedging Disruption Event occurs. In addition, your securities will be redeemed early if, from and after the Trade Date to and including the second Business Day immediately prior to January 27, 2014, the Index closing level on any Business Day is 15% or more below the Initial Level.

For United States federal income tax purposes, early redemption of the securities would be a taxable event to you. In addition, you may not be able to reinvest any amount you receive upon redemption of the securities at a rate that is equal to or higher than the rate that you may have received if the securities remained outstanding to the Maturity Date.

If the securities are redeemed prior to the Maturity Date, you will not receive any Coupon that would have otherwise accrued after the applicable Early Redemption Payment Date.

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THE PAYMENT AT MATURITY OR UPON ANY EARLY REDEMPTION EVENT IS REDUCED BY THE INCLUSION OF AN ADJUSTMENT FACTOR AND DEDUCTION OF THE TBILL RETURN — The deduction of the Adjustment Factor of 0.25% per annum, because it is applied on a three-times leveraged basis, will result in a reduction in the payment at maturity or upon any Early Redemption Event of approximately $7.50 per $1,000 Face Amount of securities for each year the securities remain outstanding. The TBill Return will further reduce the payment at maturity or upon any Early Redemption Event, on a three-times leveraged basis. Each of the TBill Return and the Adjustment Factor is applied to the Index Return on the relevant Final Valuation Date, and will reduce the return on the securities on a three-times leveraged basis regardless of whether the Index Closing Level on the relevant Final Valuation Date is greater than, equal to or less than the Initial Level.

•	PAYMENTS ON THE SECURITIES ARE SUBJECT TO DEUTSCHE BANK AG’S CREDITWORTHINESS — The securities are senior unsecured obligations of Deutsche Bank AG, and are not, either directly or indirectly,

an obligation of any third party. Any payment to be made on the securities depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking our credit risk will likely have an adverse effect on the value of the securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities, and in the event Deutsche Bank AG were to default on its payment obligations, you might not receive any amount owed to you under the terms of the securities and you could lose your entire initial investment.

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A COMMODITY HEDGING DISRUPTION EVENT MAY RESULT IN AN EARLY REDEMPTION OF THE SECURITIES – If a Commodity Hedging Disruption Event occurs, we will have the right to call the securities. The amount due and payable per $1,000 Face Amount upon such early redemption will be determined by the calculation agent and will be an amount in cash equal to the Redemption Amount, calculated on the relevant Final Valuation Date. If the securities are called, your investment may result in a loss and you may not be able to reinvest the proceeds in a comparable investment.

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COMMODITY FUTURES CONTRACTS ARE SUBJECT TO UNCERTAIN LEGAL AND REGULATORY REGIMES, WHICH MAY ADVERSELY AFFECT THE LEVEL OF THE INDEX AND THE VALUE OF THE SECURITIES — Commodity futures contracts that may comprise the Index are subject to legal and regulatory regimes in the United States and, in some cases, in other countries that may change in ways that could adversely affect our ability to hedge our obligations under the securities and affect the level of the Index. The effect on the value of the securities of any future regulatory change is impossible to predict, but could be substantial and adverse to your interest. For example, the Dodd-Frank Wall Street Reform and Consumer Protection Act, which was enacted on July 21, 2010, requires the Commodity Futures Trading Commission (the “CFTC”) to establish limits on the amount of positions that may be held by any person in commodity futures contracts, options on such futures contracts and swaps that are economically equivalent to such contracts. Such rules may cause a Commodity Hedging Disruption Event (as defined under “General Terms of the Securities – Commodity Hedging Disruption Events”) to occur or may increase the likelihood that a Commodity Hedging Disruption Event will occur during the term of the securities. If a Commodity Hedging Disruption Event does occur, we may, in our sole discretion, give the trustee and the holder of the securities written notice of an Early Redemption at Issuer’s Option and thereby call your securities. If the securities are called, your investment may result in a loss and you may not be able to reinvest the proceeds in a comparable investment. We may also decide, or be forced, to sell a portion, possibly a substantial portion, of our hedge position in the Index or futures contracts underlying the Index. Additionally, other market participants are subject to the same regulatory issues and may decide, or be required to, sell their positions in the Index or futures contracts underlying the Index. While the effect of these or other regulatory developments are difficult to predict, if such broad market selling were to occur, it would likely lead to declines, possibly significant declines, in the level of the Index or the price of such futures contracts underlying the Index and therefore, the value of the securities.

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INDEX CALCULATION DISRUPTION EVENTS MAY REQUIRE AN ADJUSTMENT TO THE CALCULATION OF THE INDEX — At any time during the term of the securities, the daily calculation of the Index may be adjusted in the event that UBS Services LLC (“UBS”) determines that any of the following index calculation disruption events exists: the termination or suspension of, or material limitation or disruption in the trading of any futures contract used in the calculation of the Index on that day; the settlement price of any futures contract used in the calculation of the Index reflects the maximum permitted price change from the previous day’s settlement price; the failure of an exchange to publish official settlement prices for any futures contract used in the calculation of the Index; or, with respect to any futures contract used in the calculation of the Index that trades on the London Metal Exchange (the “LME”), a Business Day on which the LME is not open for trading. Any such index calculation disruption events may have an adverse impact on the level of the Index or the manner in which it is calculated. Please see the section entitled “The S&P Dow Jones Indices – The Dow Jones–UBS Commodity IndexSM” in the accompanying underlying supplement No. 1 dated October 1, 2012

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DOW JONES AND UBS MAY BE REQUIRED TO REPLACE A DESIGNATED CONTRACT IF THE EXISTING FUTURES CONTRACT IS TERMINATED OR REPLACED — A futures contract known as a designated contract has been selected as the reference contract for each underlying physical commodity. See “The S&P Dow Jones Indices — The Dow Jones–UBS Commodity IndexSM— Designated Contracts for each Index Commodity” in this pricing supplement. Data concerning each designated contract will be used to calculate the Index. The termination or replacement of a futures contract on an established exchange occurs infrequently; if a designated contract were to be terminated or replaced by an exchange, a comparable futures contract, if available, would be selected by a supervisory committee appointed by Dow Jones & Company, Inc. (“Dow Jones”) and UBS to replace that designated contract. The termination or replacement of any designated contract may have an adverse impact on the level of the Index.

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CHANGES THAT AFFECT THE CALCULATION OF THE INDEX WILL AFFECT THE VALUE OF THE SECURITIES AND THE AMOUNT YOU WILL RECEIVE AT MATURITY OR UPON EARLY REDEMPTION — The policies of Dow Jones and UBS concerning the methodology and calculation of the Index, additions, deletions or substitutions of the commodities underlying the Index or exchange-traded futures contracts on the commodities underlying the Index could affect the Index and, therefore, could affect the amount payable on the securities at maturity or upon early redemption and the value of the securities prior to maturity. The amount payable on the securities and their value could also be affected if Dow Jones and UBS, in their sole discretion, change these policies, for example, by changing the methodology for compiling and calculating the Index, or if Dow Jones and UBS discontinue or suspend calculation or publication of the Index, in which case it may become difficult to determine the value of the securities. If events such as these occur, or if the Index level is not available because of a Market Disruption Event or for any other reason, the calculation agent — which will be Deutsche Bank AG, London Branch — will make a good faith estimate in its sole discretion of the Index level that would have prevailed in the absence of the Market Disruption Event.

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THE VALUE OF THE SECURITIES WILL BE AFFECTED BY A NUMBER OF UNPREDICTABLE FACTORS — While we expect that, generally, the level of the Index will affect the value of the securities more than any other factor, the value of the securities will also be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	trends of supply and demand for the commodities underlying the Index;

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Index Constituents or commodities markets generally;

•	the interest rates and yields then prevailing in the market;

•	the time remaining to maturity of the securities;

•	the volatility of, and correlation among, the prices of the Index Constituents;

•	the expected volatility of the Index; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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THE CORRELATION AMONG THE INDEX CONSTITUENTS COULD CHANGE UNPREDICTABLY — Correlation is the extent to which the values of the Index Constituents increase or decrease to the same degree at the same time. If the correlation among the Index Constituents changes, the value of the securities may be adversely affected.

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THE ABSENCE OF BACKWARDATION OR PRESENCE OF CONTANGO IN THE MARKETS FOR FUTURES CONTRACTS INCLUDED IN THE INDEX WILL ADVERSELY AFFECT THE LEVEL OF THE INDEX — As the futures contracts that underlie the Index near expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in December may specify a January expiration. As that contract nears expiration, it may be replaced by selling the January contract and purchasing the contract expiring in March. This process is referred to as “rolling.” Historically, the prices of some futures contracts have frequently been higher for contracts with shorter-term expirations than for contracts with longer-term expirations, which is referred to as “backwardation.” In these circumstances, absent other factors, the sale of the January contract would take place at a price that is higher than the price at which the March contract is purchased, thereby creating a gain in connection with rolling. While certain futures contracts included in the Index have historically exhibited consistent periods of backwardation, backwardation will likely not exist in these markets at all times. The absence of backwardation in the markets for these futures contracts will adversely affect the levels of the Index and, accordingly, decrease the value of your securities. Conversely, some futures contracts included in the Index have historically exhibited “contango” markets rather than backwardation. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months due to the costs of long-term storage of a physical commodity prior to delivery or other factors. The presence of contango in the markets for these futures contracts will adversely affect the levels of the Index and, accordingly, decrease the value of your securities.

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THE RETURN ON YOUR INVESTMENT COULD BE SIGNIFICANTLY LESS THAN THE PERFORMANCE OF THE INDEX OR CERTAIN COMPONENTS OF THE INDEX — The return on your investment in the securities could be significantly less than the return on an alternative investment with similar risk characteristics, even if some of the futures contracts reflected in the Index, or the commodities underlying such futures contracts, have generated significant returns. The levels of such futures contracts and such commodities may move in different directions at different times compared to each other, and underperformance by one or more of the futures contracts included in the Index may reduce the performance of the Index as a whole.

•	THE PRICES OF COMMODITIES AND COMMODITY FUTURES CONTRACTS ARE HIGHLY VOLATILE AND MAY CHANGE UNPREDICTABLY – Market prices of commodities and commodity futures contracts are highly volatile and, in many sectors, have experienced unprecedented historical volatility in the past few years. Market prices of commodities and commodity futures contracts may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships; weather; trends in agriculture; trade, fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease, pestilence and technological developments; changes in interest rates, whether through governmental action or market movements; currency exchange rates; volatility from speculative activities; the development, availability and/or decrease in the price of substitutes; monetary and other governmental policies, action and inaction; macroeconomic or geopolitical and military events, including political instability in some oil-producing countries or other countries in which the production of particular commodities may be concentrated; and natural or nuclear disasters. These factors may affect the values of the related futures contracts comprising the Index and, as a result, the level of the Index, the value of the securities and any payments you may receive in respect of the securities.

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THE MARKETS FOR THE UNDERLYING COMMODITIES SUFFER FROM SYSTEMIC RISKS — Changes in supply and demand can have significant adverse effects on the prices of commodities. In addition, commodities tend to be exposed to the risk of fluctuations in currency exchange rates, volatility from speculative activities and the risk that substitutes for the commodities in their common uses will become more widely available or comparatively less expensive.

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THE COMMODITY PRICES REFLECTED IN THE INDEX ARE SUBJECT TO EMERGING MARKETS’ POLITICAL AND ECONOMIC RISKS — The commodities included in the Index may be produced in emerging market countries that are more exposed to the risk of swift political change and economic downturns than their industrialized counterparts. Indeed, in recent years, some emerging market nations have undergone significant political, economic and social upheaval. In such cases, far-reaching changes have resulted in constitutional and social tensions and in such cases, instability and reaction against market reforms has occurred. With respect to any emerging market nation, there is the possibility of nationalization, appropriation or confiscation, political changes, government regulation and social instability. Future political instability may adversely affect the economic conditions of an emerging market nation. Political or economic instability is likely to adversely impact the level of the Index and, potentially, the return on your investment and the value of the securities.

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THE LONDON METAL EXCHANGE DOES NOT HAVE DAILY PRICE LIMITS — The official cash offer prices of certain commodities included in the Index are determined by reference to the per unit U.S. dollar cash offer prices of contracts traded on the LME. The LME is a principals’ market that operates in a manner more closely analogous to the over-the-counter physical commodity markets than regulated futures markets. For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts. In a declining market, therefore, it is possible that prices would continue to decline without limitation within a particular day or over a period of days. In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract and for monthly delivery in any of the next 16 to 24 months (depending on the commodity) following such third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months. As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates. If such aberrations occur on the relevant Final Valuation Date, the per unit U.S. dollar cash offer prices used to determine the official cash offer prices of certain commodities included in the Index could be adversely affected, which will have an adverse effect on the Redemption Amount.

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IF THE LIQUIDITY OF THE INDEX CONSTITUENTS IS LIMITED, THE VALUE OF THE SECURITIES WILL LIKELY BE IMPAIRED — Commodities and derivatives contracts on commodities may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity on the relevant Final Valuation Date would likely have an adverse effect on the level of the Index and, therefore, on the return on your securities. Limited liquidity relating to the Index Constituents may also result in the publisher of the Index being unable to determine the level of the Index using its normal means. Any resulting discretion by the calculation agent in determining the Final Level could adversely affect the value of the securities.

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SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN THE COMMODITY AND RELATED FUTURES MARKETS MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the level of the Index and, therefore, the value of your securities.

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RISKS ASSOCIATED WITH THE INDEX MAY ADVERSELY AFFECT THE MARKET PRICE OF THE SECURITIES — Because the securities are linked to the Index, which reflects the return on futures contracts on different exchange-traded physical commodities, it will be less diversified than other funds or investment portfolios investing in a broader range of products and, therefore, could experience greater volatility.

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THE SECURITIES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The securities will not be listed on any securities exchange. Deutsche Bank Securities Inc. (“DBSI”) intends to offer to purchase the securities in the secondary market but is not required to do so, except as described under “Early Redemption at Holder’s Option” above. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the securities.

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TRADING BY US OR OUR AFFILIATES IN THE COMMODITIES MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We and our affiliates are active participants in the commodities markets as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be a party to one or more commodities transactions. In addition, we or one or more of our affiliates expect to hedge our commodity exposure from the securities by entering into various transactions, such as over-the-counter options or futures. We may adjust these hedges at any time and from time to time. Our trading and hedging activities may have a material adverse effect on the commodities prices and consequently have a negative impact on the performance of the Index. It is possible that we or our affiliates could receive significant returns from these hedging activities while the value of or amounts payable under the securities declines. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in commodity prices. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors' trading and investment strategies relating to the securities.

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WE AND OUR AFFILIATES HAVE NO AFFILIATION WITH DOW JONES OR UBS AND ARE NOT RESPONSIBLE FOR THEIR PUBLIC DISCLOSURE OF INFORMATION — Deutsche Bank AG and its affiliates are not affiliated with Dow Jones or UBS in any way (except for licensing arrangements) and have no ability to control or predict their actions, including any errors in or discontinuation of disclosure regarding its methods or policies relating to the calculation of the Index. Neither Dow Jones nor UBS is under any obligation to continue to calculate the Index or required to calculate any Successor Index (as defined below). If Dow Jones and UBS discontinue or suspend the calculation of the Index, it may become difficult to determine the market value of the securities or the Redemption Amount. The calculation agent may designate a Successor Index selected in its sole discretion. If the calculation agent determines in its sole discretion that no Successor Index comparable to the Index exists, the Redemption Amount will be determined by the calculation agent in its sole discretion. The information in underlying supplement No. 1 regarding the Index has been taken from publicly available sources. Such information reflects the policies of, and is subject to change by, Dow Jones and UBS. Deutsche Bank AG has not independently verified this information. You, as an investor in the securities, should make your own investigation into the Index, UBS and Dow Jones. Dow Jones and UBS are not involved in the offering of the securities in any way and have no obligation to consider your interests as a holder of the securities.

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POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE THE ISSUER AND THE CALCULATION AGENT FOR THE SECURITIES ARE THE SAME LEGAL ENTITY — Deutsche Bank AG, London Branch is the Issuer of the securities and the calculation agent for the securities. We, as calculation agent for the securities, will maintain some discretion in making decisions relating to the securities, including whether there has been a Market Disruption Event (as defined below). If a Market Disruption Event occurs on any Final Valuation Date, the calculation agent can postpone the determination of, or under some circumstances, use an alternate method to calculate the Initial Level and the Final Level for the Index. There can be no assurance that any determinations made by Deutsche Bank AG, London Branch in these capacities will not affect the value of the securities. Because determinations made by Deutsche Bank AG, London Branch as the calculation agent for the securities and the Index sponsor, may affect the payment you receive, potential conflicts of interest may exist between Deutsche Bank AG, London Branch and you, as a holder of the securities.

Furthermore, Deutsche Bank AG, London Branch or one or more of its affiliates may have published, and may in the future publish, research reports on the Index Constituents (or various contracts or products related to the Index Constituents) or related indices. The research reports may be modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any of these activities may affect the level of the Index and, therefore, the value of the securities or the potential payout on the securities.

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THERE IS SUBSTANTIAL UNCERTAINTY REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES — As of the date of this pricing supplement, there is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are not debt, with associated coupons, as described in the section of this pricing supplement entitled “U.S. Federal Income Tax Consequences.” If the IRS were successful in asserting an alternative treatment, the tax consequences of your ownership and disposition of the securities could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

You should review the discussion under “U.S. Federal Income Tax Consequences” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Because the securities are represented by a global security, the Depositary or the Depositary’s nominee will be the holder of the securities and therefore will be the only entity that can exercise the Early Redemption at Holder’s Option. In order to ensure that the Depositary’s nominee will timely exercise the Early Redemption at Holder’s Option, you must instruct the broker or other direct or indirect participant through which you hold your securities to notify the Depositary of your desire to exercise the early redemption right so that notice of redemption is promptly received by the Issuer. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, you should consult the broker or other direct or indirect participant through which you hold your securities in order to ascertain the cut-off time by which an instruction must be given in order for timely notice to be delivered to the Depositary, which will in turn notify the Issuer of the exercise of the Early Redemption at Holder’s Option.

In addition, DBSI may offer to purchase the securities in the secondary market, although it is not required to do so. DBSI expects that the repurchase price will be based on the then-current Redemption Amount (as if that day were the Final Valuation Date, assuming normal market conditions as determined by the Issuer in its sole discretion).

HISTORICAL INFORMATION

The following graph sets forth the historical performance of the Dow Jones-UBS Commodity Index Total ReturnSM based on the daily closing levels of the Index from December 18, 2002 through December 18, 2012. The closing level of the Index on December 18, 2012 was 282.3695. We obtained the closing levels of the Index below from Bloomberg.

The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index Closing Level on the relevant Final Valuation Date. We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

GENERAL TERMS OF THE SECURITIES

The following description of the terms of the securities supplements the description of the general terms of the debt securities set forth under the headings “Description of Notes” in the accompanying prospectus supplement and “Description of Debt Securities” in the accompanying prospectus. Capitalized terms used but not defined in this pricing supplement have the meanings assigned to them in the accompanying prospectus supplement or prospectus.

General

The securities are senior unsecured obligations of Deutsche Bank AG that are linked to the Dow Jones-UBS Commodity Index Total ReturnSM (the “Index”). The securities are included in our Global Notes, Series A referred to in the accompanying prospectus supplement and prospectus. The securities will be issued by Deutsche Bank AG under an indenture among us, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as issuing agent, paying agent, and registrar. The securities are our senior unsecured obligations and will rank pari passu with all of our other senior unsecured obligations, except for obligations required to be preferred by law.

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency.

The specific terms of the securities are set forth under the heading “Key Terms” on the cover page of this pricing supplement and in the subsections below.

Market Disruption Events

If a Market Disruption Event is in effect on the Trade Date or the relevant Final Valuation Date (each a "Valuation Date"), or if any Valuation Date is not a Trading Day, the calculation agent for the securities will calculate the Index Closing Level for the applicable Valuation Date using:

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for each exchange-traded commodity futures contract included in the Index or any Successor Index (an “Index Constituent”), the weighting within the Index assigned to such Index Constituent on the relevant Valuation Date;

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for each Index Constituent for which the relevant Valuation Date was an Index Constituent Trading Day (as defined below), and did not suffer a Market Disruption Event on such Valuation Date, the closing price for such Index Constituent on such Valuation Date; and

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for each Index Constituent for which the relevant Valuation Date was not an Index Constituent Trading Day or which suffered a Market Disruption Event on such Valuation Date, the closing price for the Index Constituent on the immediately succeeding Index Constituent Trading Day for such Index Constituent on which no Market Disruption Event occurs or is continuing with respect to such Index Constituent; provided, that if a Market Disruption Event has occurred or is continuing with respect to an Index Constituent on the Trade Date and the immediately succeeding Index Constituent Trading Day, then the calculation agent will determine the closing price for the affected Index Constituent on such immediately succeeding Index Constituent Trading Day in good faith and in a commercially reasonable manner. If a Market Disruption Event has occurred or is continuing with respect to any Index Constituent on the relevant Final Valuation Date and is continuing for the immediately succeeding ten Index Constituent Trading Days, then the calculation agent will determine the closing price for the affected Index Constituent on such tenth Index Constituent Trading Day in good faith and in a commercially reasonable manner.

“Index Constituent Trading Day” means a day on which the Relevant Exchange for an Index Constituent is open for trading during its regular trading session, notwithstanding such Relevant Exchange closing prior to its scheduled closing time.

If a Market Disruption Event or a non-Trading Day exists on the relevant Final Valuation Date, then the Maturity Date or Early Redemption Payment Date, as applicable, will be postponed to the Business Day following the last day on which the closing price for any Index Constituent used in determining the Final Level is ascertained (the “Last Day”), so as to maintain the same number of Business Days between the Last Day and such Business Day as originally scheduled between the relevant Final Valuation Date and the Maturity Date or Early Redemption Payment Date, as applicable.

If the Maturity Date or Early Redemption Payment Date is not a Business Day, the Maturity Date or Early Redemption Payment Date, as applicable, will be postponed to the first Business Day following the scheduled Maturity Date or Early Redemption Payment Date, as applicable, subject to postponement in the event of a Market Disruption Event on the Final Valuation Date as described above.

With respect to the Index, a “Market Disruption Event” means a determination by the calculation agent in its sole discretion that the occurrence or continuance of one or more of the following events materially interfered or interferes with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the securities:

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a termination or suspension of, or material limitation or disruption in the trading of any Index Constituent (including, but not limited to, the occurrence or announcement of a limitation on, or suspension of, the trading of an Index Constituent imposed by the Relevant Exchange on which such Index Constituent is traded by reason of movements exceeding “limit up” or “limit down” levels permitted by such Relevant Exchange); or

•	the settlement price of any Index Constituent has increased or decreased from the previous day’s settlement price by the maximum amount permitted under the rules of the Relevant Exchange; or

•	failure by the Relevant Exchange or other price source to announce or publish the settlement price of any Index Constituent; or

•	failure by the sponsor of the Index to publish the Index closing level; or

•	a Commodity Hedging Disruption Event (as defined below).

Commodity Hedging Disruption Events

If a Commodity Hedging Disruption Event occurs, we will have the right, but not the obligation, to call the securities by providing, or causing the calculation agent to provide, prompt written notice of our election to exercise such right to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the holder of the securities. The amount due and payable per Face Amount of securities upon such early redemption will be (a) determined by the calculation agent and will be an amount in cash equal to the Redemption Amount, calculated on the relevant Final Valuation Date, which will be the tenth Business Day following the day on which we duly give written notice of an early redemption due to a Commodity Hedging Disruption Event to the trustee and to the holder of the securities, and (b) payable on the third Business Day following the relevant Final Valuation Date.

We will provide, or will cause the calculation agent to provide, written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the securities as promptly as possible and in no event later than two Business Days prior to the date on which such payment is due.

A “Commodity Hedging Disruption Event” means that:

(a)
due to (i) the adoption of, or any change in, any applicable law, regulation or rule or (ii) the promulgation of, or any change in, the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law, rule, regulation or order (including, without limitation, as implemented by the Commodities Futures Trading Commission or any exchange or trading facility), in each case occurring on or after the pricing date, the calculation agent determines in good faith that it is, or will be, contrary to such law, rule, regulation or order to purchase, sell, enter into, maintain, hold, acquire or dispose of our or our affiliates’ (A) positions or contracts in securities, options, futures, derivatives or foreign exchange or (B) other instruments or arrangements, in each case, in order to hedge individually or in the aggregate on a portfolio basis our obligations under the securities (“hedge positions”), including, without limitation, if such hedge positions are (or, but for the consequent disposal thereof, would otherwise be) in excess of any allowable position limit(s) in relation to any commodity traded on any exchange(s) or other trading facility (it being within the sole and absolute discretion of the calculation agent to determine which of the hedge positions are counted towards such limit); or

(b)
for any reason, we or our affiliates are unable, after using commercially reasonable efforts, to (i) acquire, establish, re-establish, substitute, maintain, unwind or dispose of any transaction(s) or asset(s) the calculation agent deems necessary to hedge the risk of entering into and performing our commodity-related obligations with respect to the securities, or (ii) realize, recover or remit the proceeds of any such transaction(s) or asset(s).

 “Relevant Exchange” means the primary organized exchanges or markets of trading, as determined by the calculation agent, for any component included in the Index.

Discontinuation of the Index; Alteration of Method of Calculation

If the sponsor of the Index discontinues publication of the Index and such sponsor or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a “Successor Index”), then the Index Closing Level on any Business Day following the publication of such Successor Index will be determined by reference to the official closing level of such Successor Index on which a level for the Index must be taken for the purposes of the securities, including any Valuation Date (“Relevant Date”).

Upon any selection by the calculation agent of a Successor Index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the securities.

If the sponsor discontinues publication of the Index prior to, and such discontinuance is continuing on, any Relevant Date, and the calculation agent determines, in its sole discretion, that no Successor Index is available at such time, or the calculation agent has previously selected a Successor Index and publication of such Successor Index is discontinued prior to and such discontinuation is continuing on such Relevant Date, then (a) the calculation agent will determine the Index Closing Level for such Relevant Date and (b) the index level, if applicable, at any time on such Relevant Date will be deemed to equal the Index Closing Level on that Relevant Date, as determined by the calculation agent. The Index Closing Level will be computed by the calculation agent in accordance with the formula for and method of calculating the Index or Successor Index, as applicable, last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant component has been materially suspended or materially limited, its good faith estimate of the closing price) on such date of each component most recently comprising the Index or Successor Index, as applicable. Notwithstanding these alternative arrangements, discontinuance of the publication of the Index or Successor Index, as applicable, may adversely affect the value of the securities.

If at any time the method of calculating the Index or a Successor Index, or the level thereof, is changed in a material respect, or if the Index or a Successor Index is in any other way modified so that the Index or such Successor Index does not, in the opinion of the calculation agent, fairly represent the level of the Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the calculation agent will, at the close of business in New York City on each date on which the Index Closing Level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a commodities index comparable to the Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the Index Closing Level with reference to the Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the Index or a Successor Index is modified so that the level of the Index or such Successor Index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Index or such Successor Index), then the calculation agent will adjust the Index or such Successor Index in order to arrive at a level of the Index or such Successor Index as if there had been no such modification (e.g., as if such split had not occurred).

Notwithstanding the above, the Issuer may, in its sole discretion, call the securities in whole on any Business Day following any date on which the calculation agent has notified the Issuer that the publisher of the Index has stopped publication of the Index and that (i) having used reasonable endeavors, the calculation agent is unable to continue to determine the level of the Index, or (ii) continuing to determine the level of the Index would be unduly burdensome or would cause the calculation agent to incur a cost that it would not otherwise incur.

Calculation Agent

The calculation agent for the securities will be Deutsche Bank AG, London Branch. As calculation agent, Deutsche Bank AG, London Branch will determine, among other things, all values and levels required for the purposes of the securities, whether there has been a Market Disruption Event, Commodity Hedging Disruption Event or a discontinuation of the Index and whether there has been a material change in the method of calculating the Index. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the trustee and us. We may appoint a different calculation agent from time to time after the Trade Date without your consent and without notifying you.

The calculation agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid on any Coupon Payment Date, at maturity or upon an early redemption on or prior to 11:00 a.m. on the Business Day preceding such Coupon Payment Date, the Maturity Date or Early Redemption Payment Date, as applicable.

All calculations with respect to the levels of the Index will be made by the calculation agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., 0.876545 would be rounded to 0.87655); all U.S. dollar amounts related to determination of the payment per Face Amount of securities, on any Coupon Payment Date, at maturity or upon an early redemption, if applicable, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., 0.76545 would be rounded up to 0.7655); and all U.S. dollar amounts paid on the aggregate Face Amount of securities per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Events of Default

Under the heading “Description of Debt Securities — Events of Default” in the accompanying prospectus is a description of events of default relating to the securities.

Payment upon an Event of Default

In case an event of default with respect to the securities shall have occurred and be continuing, the amount declared due and payable per Face Amount of securities upon any acceleration of the securities will be determined by the calculation agent and will be an amount in cash equal to the amount payable at maturity per Face Amount of securities as described herein, calculated as if the date of acceleration was the Final Valuation Date plus any Coupon due on the securities. Upon any acceleration of the securities, any Coupon will be prorated on the basis of a 360-day year with actual number of days each month and the actual number of days elapsed from and including the previous Coupon Payment Date for which a Coupon was paid.

If the maturity of the securities is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the securities as promptly as possible and in no event later than two Business Days after the date of acceleration.

Modification

Under the heading “Description of Debt Securities — Modification of an Indenture” in the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance

The provisions described in the accompanying prospectus under the heading “Description of Debt Securities – Discharge and Defeasance” are not applicable to the securities.

Listing

The securities will not be listed on any securities exchange.

DBSI intends to offer to purchase the securities in the secondary market, although it is not required to do so and may discontinue such activity at any time.

Book-Entry Only Issuance – The Depository Trust Company

The Depository Trust Company, or DTC, will act as securities depositary for the securities. The securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully-registered global securities certificates, representing the total aggregate Face Amount of the securities, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the headings “Description of Notes — Form, Legal Ownership and Denomination of Notes.”

Governing Law

The securities will be governed by and interpreted in accordance with the laws of the State of New York.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of ownership and disposition of the securities.  It applies to you only if you hold your securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code (the “Code”). It does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances, including alternative minimum tax and “Medicare contribution tax” consequences, and different consequences that may apply if you are an investor subject to special rules, such as a financial institution, a regulated investment company, a tax-exempt entity (including an “individual retirement account” or a “Roth IRA”), a dealer in securities, a trader in securities who elects to apply a mark-to-market method of tax accounting, an entity classified as a partnership for U.S. federal income tax purposes, or a person holding a security as a part of a “straddle.”

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date of this pricing supplement, changes to any of which subsequent to the date hereof may affect the tax consequences described below, possibly with retroactive effect. It does not address the application of any state, local or foreign tax laws. You should consult your tax adviser concerning the application of U.S. federal income tax laws to your particular situation (including the possibility of alternative treatments of the securities), as well as any tax consequences arising under the laws of any state, local or foreign jurisdictions.

Tax Treatment of the Securities

Due to the lack of direct legal authority, there is substantial uncertainty regarding the tax consequences of an investment in the securities. In determining our responsibilities, if any, for information reporting and withholding, we expect to treat a security for U.S. federal income tax purposes as a prepaid financial contract that is not debt, with associated coupons, with the consequences described below. Our special tax counsel believes that this treatment is reasonable, but has advised that it is unable to conclude that it is more likely than not that this treatment will be upheld, and that alternative treatments are possible that could materially and adversely affect the timing and character of income or loss on your securities. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with this treatment, in which case the timing and character of income or loss on your securities could be materially and adversely affected.  Unless otherwise stated, the following discussion is based on the treatment of the securities as prepaid financial contracts that are not debt with associated coupon payments.

Tax Consequences to U.S. Holders

You are a “U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of a security and are: (i) a citizen or resident of the United States; (ii) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any State therein or the District of Columbia; or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Treatment as a Prepaid Financial Contract That Is Not Debt with Associated Coupons

There is no direct authority under current law addressing the proper tax treatment of the Coupons or comparable payments on instruments similar to the securities. The Coupons may, in whole or in part, be treated as ordinary income to you when received or accrued, in accordance with your method of accounting for U.S. federal income tax purposes. In determining our information reporting responsibilities, if any, we intend to treat the Coupons (and any sales proceeds attributable to an accrued but unpaid Coupon) as ordinary income. You should consult your tax adviser concerning the treatment of the Coupons, including the possibility that they may be treated, in whole or in part, as not includible in income on a current basis. The latter treatment would affect the amount of your gain or loss upon a taxable disposition of a security.

Upon a taxable disposition of a security (including at maturity or upon early redemption), you should recognize gain or loss equal to the difference between the amount you realize (other than any Coupon payment or proceeds attributable to an accrued Coupon) and the amount you paid to acquire the security. Your gain or loss generally should be capital gain or loss, and should be long-term capital gain or loss if you have held the security for more than one year. The deductibility of capital losses is subject to limitations.

Uncertainties Regarding Treatment as a Prepaid Financial Contract That Is Not Debt with Associated Coupons

Due to the lack of direct legal authority, even if a security is treated as a prepaid financial contract that is not debt with associated coupons, there remain substantial uncertainties regarding the tax consequences of owning and disposing of it. For instance, you might be required to include amounts in income during the term of the security in addition to the Coupons you receive and/or to treat all or a portion of your gain or loss on its taxable disposition (in addition to any amounts attributable to an unpaid Coupon, as discussed above) as ordinary income or loss or as short-term capital gain or loss, without regard to how long you have held it. In particular, it is possible that any reweighting, rebalancing, reconstitution, change in methodology of, or substitution of a successor to, the Index could result in a “deemed” taxable exchange, causing you to recognize gain or loss (subject, in the case of loss, to the possible application of the “wash sale” rules) as if you had sold or exchanged the relevant security.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of your investment in a security, possibly with retroactive effect.

Consequences if a Security Is Treated as a Debt Instrument

If a security is treated as a debt instrument, your tax consequences will be governed by Treasury regulations relating to the taxation of contingent payment debt instruments. In that event, even if you are a cash-method taxpayer, in each year that you hold the security you will be required to accrue into income “original issue discount” based on our “comparable yield” for a similar non-contingent debt instrument, determined as of the time of issuance of the security, even though this amount would likely exceed the Coupon payments in each year. In addition, any income you recognize upon the taxable disposition of the security will be treated as ordinary in character. If you recognize a loss above certain thresholds, you could be required to file a disclosure statement with the IRS.

Tax Consequences to Non-U.S. Holders

You generally are a “non-U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of a security and are: (i) a nonresident alien individual; (ii) an entity treated as a foreign corporation; or (iii) a foreign estate or trust.

This discussion does not describe considerations applicable to a beneficial owner of a security who is (i) an individual present in the United States for 183 days or more in the taxable year of disposition of the security or (ii) a former citizen or resident of the United States, if certain conditions apply. If you are a potential investor to whom such considerations might be relevant, you should consult your tax adviser.

The U.S. federal income tax treatment of Coupon payments is uncertain. Insofar as we have responsibility as a withholding agent, we expect to treat the Coupon payments (and any sales proceeds attributable to an accrued but unpaid Coupon) as subject to withholding at a rate of 30% unless you provide a properly completed Form W-8BEN claiming eligibility for a reduction of or an exemption from withholding under an applicable income tax treaty. We will not pay additional amounts on account of any such withholding tax. You should consult your tax adviser regarding these certification requirements and the possibility of obtaining a refund of any amounts withheld.

If a security is treated for U.S. federal income tax purposes as a prepaid financial contract that is not debt with associated coupons, any gain you realize with respect to the security generally should not be subject to U.S. federal withholding or income tax, unless the gain is effectively connected with your conduct of a trade or business in the United States. However, as described above under “—Tax Consequences to U.S. Holders—Uncertainties Regarding Treatment as a Prepaid Financial Contract That Is Not Debt with Associated Coupons,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses, among other things, on the degree, if any, to which income realized with respect to such instruments by non-U.S. persons should be subject to withholding tax. It is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might require you to accrue income in excess of the Coupons, subject to U.S. federal withholding tax, over the term of the securities, possibly on a retroactive basis. We will not pay additional amounts on account of any such withholding tax.

If a security is treated as a debt instrument, any income or gain you realize with respect to the security will not be subject to U.S. federal withholding or income tax if (i) you provide a properly completed Form W-8BEN and (ii) these amounts are not effectively connected with your conduct of a trade or business in the United States.

If you are engaged in a trade or business in the United States, and income or gain from a security is effectively connected with your conduct of that trade or business (and, if an applicable treaty so requires, is attributable to a permanent establishment in the United States), you generally will be taxed in the same manner as a U.S. holder. If this paragraph applies to you, you should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of the security, including the possible imposition of a 30% branch profits tax if you are a corporation.

Information Reporting and Backup Withholding

Cash proceeds received from a disposition of a security may be subject to information reporting. We expect that Coupon payments will be subject to information reporting unless you qualify for an exemption. Cash proceeds and Coupon payments may also be subject to backup withholding at the rate specified in the Code unless you provide certain identifying information (such as a correct taxpayer identification number, if you are a U.S. holder) and otherwise satisfy the requirements of the backup withholding rules. If you are a non-U.S. holder and you provide a properly completed Form W-8 appropriate to your circumstances, you will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

USE OF PROCEEDS; HEDGING

The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the securities as more particularly described in “Use of Proceeds” in the accompanying prospectus. The Issue Price of the securities includes each agent’s commissions (as shown on the cover page of this pricing supplement) paid with respect to the securities which commissions, as to agents affiliated with us, may include the reimbursement of certain issuance costs and the estimated cost of hedging our obligations under the securities. The estimated cost of hedging includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, the actual cost of such hedging may result in a profit that is more or less than expected, or could result in a loss.

On or prior to the Trade Date, we, through our affiliates or others, expect to hedge some or all of our anticipated exposure in connection with the securities by taking positions in the Index, the Index Constituents, the commodities included in the Index or securities whose value is derived from the Index, the Index Constituents or the commodities included in the Index. While we cannot predict an outcome, such hedging activity or other hedging or investment activity could potentially increase the level of the Index, and therefore effectively establish a higher level that the Index must achieve for you to obtain a positive return on your investment or avoid a loss of some or all of your initial investment at maturity or upon early redemption. Similarly, the unwinding of our or our affiliates’ hedges near or on a Valuation Date could decrease the closing levels of the Index or Index Constituents on such dates, which could have an adverse effect on the value of the securities. From time to time, prior to maturity of the securities, we may pursue a dynamic hedging strategy which may involve taking long or short positions in the Index, the Index Constituents, the commodities included in the Index or securities whose value is derived from the Index, the Index Constituents or the commodities included in the Index. Although we have no reason to believe that any of these activities will have a material impact on the levels of the Index or the value of the securities, we cannot assure you that these activities will not have such an effect.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No security holder shall have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

UNDERWRITING (CONFLICTS OF INTEREST)

Under the terms and subject to the conditions contained in the Distribution Agreements entered into between Deutsche Bank AG and each of DBSI and Deutsche Bank Trust Company Americas (“DBTCA”) as agents and certain other agents that may be party to either Distribution Agreement from time to time (each an “Agent” and collectively with DBSI and DBTCA, the “Agents”), each Agent participating in this offering of securities will agree to purchase, and we will agree to sell, the Face Amount of securities set forth on the cover page of the pricing supplement. Each Agent proposes initially to offer the securities directly to the public at the public offering price set forth in the pricing supplement.

DBSI and DBTCA, acting as Agents for Deutsche Bank AG, will not receive a commission in connection with the sale of the securities. After the initial offering of the securities, the Agents may vary the offering price and other selling terms from time to time. The Issue Price of the securities includes fees paid with respect to the securities and the cost of hedging the Issuer’s obligations under the securities.

We own, directly or indirectly, all of the outstanding equity securities of DBSI. The net proceeds received from the sale of the securities will be used, in part, by DBSI or one of its affiliates in connection with hedging our obligations under the securities. Because DBSI is both our affiliate and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the underwriting arrangements for this offering will comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in offerings of the securities to any of its discretionary accounts without the prior written approval of the customer.

DBSI or another Agent may act as principal or agent in connection with offers and sales of the securities in the secondary market. Secondary market offers and sales, if any, will be made at prices related to market prices at the time of such offer or sale; accordingly, the Agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

In order to facilitate the offering of the securities, DBSI may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, DBSI may sell more securities than it is obligated to purchase in connection with the offering, creating a naked short position in the securities for its own account. DBSI must close out any naked short position by purchasing the securities in the open market. A naked short position is more likely to be created if DBSI is concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, DBSI may bid for, and purchase, securities in the open market to stabilize the price of the securities. Any of these activities may raise or maintain the market price of the securities above independent market levels or prevent or retard a decline in the market price of the securities. DBSI is not required to engage in these activities, and may end any of these activities at any time.

To the extent the total aggregate Face Amount of securities offered pursuant to the pricing supplement is not purchased by investors, one or more of our affiliates may agree to purchase for investment the unsold portion. As a result, upon completion of this offering, our affiliates may own up to approximately 10% of the securities offered in this offering.

No action has been or will be taken by us, DBSI, DBTCA or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the securities, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agents or any dealer.

Each Agent has represented and agreed, and any other Agent through which we may offer the securities will represent and agree, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the securities or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the securities. We shall not have responsibility for any Agent’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which may be a date that is greater than three Business Days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three Business Days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to transact in securities more than three Business Days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement if the securities are to be issued more than three Business Days after the Trade Date.

Validity of Securities

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Issuer, when the securities offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the trustee pursuant to the senior indenture, and delivered against payment as contemplated herein, such securities will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by German law, Davis Polk & Wardwell LLP has relied, without independent investigation, on the opinion of Group Legal Services of Deutsche Bank AG, dated as of September 28, 2012, filed as an exhibit to the letter of Davis Polk & Wardwell LLP, and this opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Group Legal Services of Deutsche Bank AG. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the senior indenture and its authentication of the securities and the validity, binding nature and enforceability of the senior indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP dated September 28, 2012, which has been filed as an exhibit to the registration statement referred to above.

ANNEX A

NOTICE OF EARLY REDEMPTION

To: Commodity Structuring Desk, New York

jatin.bindal@db.com, amit.garg@db.com, matthew.oconnor@db.com, prateek.jain@db.com, james.fordham@db.com

Subject: SECURITIES LINKED TO THE DOW JONES-UBS COMMODITY INDEX TOTAL RETURNSM DUE JANUARY 30, 2014 (CUSIP No.: 25152RAV5)

The undersigned hereby irrevocably elects to exercise the right to have Deutsche Bank AG, London Branch redeem certain securities described in pricing supplement no. 1673 dated December 18, 2012.

Terms used and not defined in this notice have the meanings given to them in the pricing supplement relating to the securities.

The undersigned certifies to you that it will (i) instruct its DTC custodian with respect to the securities (specified below) to book a delivery versus payment trade with respect to the number of securities specified below at a price per securities equal to the applicable Redemption Amount on the relevant Final Valuation Date, and (ii) cause the DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 am. New York City time on the Early Redemption Payment Date.

Name of holder:

Aggregate Face Amount of the securities to be redeemed (in integral multiples of the Face Amount):

Aggregate Face Amount of the securities to remain outstanding:

DTC # (and any relevant sub-account):

Date: _________, 20__

Contact Name:

Telephone #:

Fax #:

Email:

Acknowledgement: I acknowledge that the securities specified above will not be redeemed unless all of the requirements specified in the accompanying prospectus supplement, prospectus and the pricing supplement relating to the securities are satisfied.

If the undersigned is not the beneficial owner of the securities to be early redeemed, the undersigned hereby represents that it has been duly authorized by the beneficial owner to act on behalf of the beneficial owner.

Questions regarding the repurchase requirements of your securities should be directed to the e-mail addresses provided above.